Exhibit 10.27

KAGY HOLDING COMPANY, INC.

2006 STOCK OPTION PLAN

ARTICLE I

DEFINITIONS

Terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

1.1 “Administrator” means the Committee.

1.2 “Affiliate” means any subsidiary or parent corporation (within the meaning of Section 424 of the Code) of the Company; provided that such corporation would be aggregated with the Company under the definition of “service recipient” under Section 409A of the Code.

1.3 “Agreement” means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Option granted to such Participant.

1.4 “Board” means the Board of Directors of the Company.

1.5 “Cause” means (i) a Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s duties and responsibilities to the Company and its Affiliates; (ii) commission by a Participant of a material act of fraud, embezzlement or other material dishonesty; (iii) conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) a Participant’s material breach of any provisions of any employment agreement or confidentiality or non-compete obligation with the Company or any Subsidiary. A termination for “Cause” shall be determined by the Board.

1.6 “Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(i) a sale or transfer (in one or a series of related transactions) of 100% of the Company’s outstanding capital stock to one Person or a group of Persons acting in concert;

(ii) a sale or transfer (in one or a series of related transactions) of all or substantially all of the Company’s operating subsidiaries or assets to one Person or a group of Persons acting in concert; or

(iii) a transaction or transactions in which any Person or a group of Persons acting in concert acquires stock of the Company in an amount greater than that held by Kohlberg & Co. LLC (“Kohlberg”) and Kohlberg Affiliates and in which Kohlberg relinquishes control of the Board.

1.7 “Code” means the Internal Revenue Code of 1986, and any amendments thereto.

1.8 “Committee” means the Compensation Committee of the Board.

1.9 “Common Stock” means the common stock of the Company.

1.10 “Company” means KAGY Holding Company, Inc.

1.11 “Kohlberg Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Kohlberg & Co. LLC, where control may be either management authority or equity interest.

1.12 “Option” means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.13 “Participant” means a person who is granted an Option under the Plan.

1.14 “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

1.15 “Plan” means the KAGY Holding Company, Inc. 2006 Stock Option Plan.

ARTICLE II

PURPOSES, ELGIBILITY, AND PARTICIPATION

The Plan is intended to advance the interests of the Company by enabling Participants to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Administrator will select Participants from among those key employees, officers, and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for Options intended to be “incentive stock options” within the meaning of Section 422 of the Code is limited to employees of the Company or of an Affiliate. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option may be exercised. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Option. All expenses of administering this Plan shall be borne by the Company.

ARTICLE IV

STOCK SUBJECT TO PLAN

4.1 Shares Issued. Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

4.2 Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options is 1,335,000 shares. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article VI.

ARTICLE V

OPTIONS

5.1 Award. The Administrator will specify the number of shares of Common Stock to be covered by an award of an Option. The Administrator shall also determine the vesting schedule for such Options, which may be based on performance measures deemed appropriate by the Administrator, and other terms and conditions of such Options, provided that, except as the Administrator otherwise determines, no Option shall have deferred features, or shall be administered in a manner, that would cause such Option to fail to qualify for exemption from Section 409A of the Code.

5.2 Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided that such price per share shall be no less than 100% of the fair market value per share of Common Stock on such date of grant. For purposes of the preceding sentence, fair market value shall be determined by the Administrator consistent with the requirements of Section 409A of the Code and, with respect to any Option intended to be an incentive stock option, Section 422 of the Code.

5.3 Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement provides, payment of all or part of the Option price may be made by (i) surrendering to the Company shares of Common Stock that a Participant has held for at least six months or (ii)

except with respect to incentive stock options (within the meaning of Section 422 of the Code), surrendering to the Company shares of Common Stock issuable to the Participant upon exercise of the Option, with a fair market value on the date of Option exercise equal to the aggregate Option price of the shares of Common Stock with respect to which such Option (or portion thereof) is thereby exercised; provided, that the exercise method described in (ii) shall be available only if and to the extent it would not cause an Option to be subject to Section 409A of the Code. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the fair market value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

ARTICLE VI

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options may be granted under this Plan and the terms of outstanding Options (including, without limitation, the purchase price under such Options) shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (b) there occurs any other event which, in the judgment of the Committee necessitates such action, in each case having due regard for the qualifications of incentive stock options under Section 422 of the Code and the requirements of Section 409A of the Code. Any determination made under this Article VI by the Committee shall be final and conclusive.

ARTICLE VII

EFFECT OF CHANGE IN CONTROL

In the event of a Change in Control, unless otherwise specifically prohibited by applicable laws, or by the rules and regulations of any governing agency or national securities exchange and subject to the terms of the applicable Option, any outstanding Options which are not then vested and for which the vesting term has not expired under the terms and conditions of the Agreement for such Options (so that such Options retain the possibility of future vesting as of the time immediately prior to the Change in Control), shall become immediately exercisable, and shall remain exercisable throughout their entire term. The Common Stock issuable upon exercise of the Option shall be subject to adjustment in accordance with Article VI hereof in the event of any changes affecting the Common Stock as a result of such Change in Control.

Notwithstanding anything to the contrary set forth in the Agreement, the provisions of this Article VII shall not apply to a Participant if, prior to the date on which a Change in Control takes place the Option has ceased to vest for any reason. Otherwise, the provisions of this Article VII shall apply to the Participants.

ARTICLE VIII

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants or (iii) the amendment materially increases the benefits that may be provided under the Plan. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

ARTICLE IX

GENERAL PROVISIONS

9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, nor confer upon a Participant any right to continue in the employ of the Company.

For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Options as it deems appropriate to reflect the changed reporting relationships.

9.2 Tax Matters.

(a) Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the minimum Federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any Person acting on behalf of the Company or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Option to satisfy the requirement of Section 422 or Section 409A of the Code.

9.3 Share Withholding. With respect to withholding required upon the exercise of Options or upon any other taxable event arising as a result of grants hereunder, Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

9.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.5 Securities Law and Tax Law Compliance. With respect to insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended, and Code Section 162(m). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

9.6 Governing Law. To the extent not pre-empted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance and governed by the laws of the State of Delaware.